EXHIBIT 99.1

TPI Composites, Inc. Announces Third Quarter 2018 Earnings Results, 2019 Guidance and Preliminary Targets for 2020

SCOTTSDALE, Ariz., Nov. 07, 2018 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the third quarter ended September 30, 2018.

Highlights

For the quarter ended September 30, 2018:

  Net sales of $255.0 million
  Total billings of $240.7 million
  Net income of $9.5 million or $0.26 per diluted share
  EBITDA of $7.4 million, with an EBITDA margin of 2.9%
  Adjusted EBITDA of $17.6 million, with an Adjusted EBITDA margin of 6.9%
KPIs		Q3'18	Q3'17
	Sets[1]	589	739
	Estimated megawatts²	1,625	1,796
	Dedicated manufacturing lines³	51	48
	Manufacturing lines installed[4]	39	38
	Manufacturing lines in startup[5]	5	10
	Manufacturing lines in transition[6]	6	-
  Number of wind blade sets (which consist of three wind blades) invoiced worldwide in the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets invoiced in the period.
  Number of manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of manufacturing lines installed and either in operation, startup or transition at the end of the period.
  Number of manufacturing lines in a startup phase during the pre-production and production ramp-up period.
  Number of manufacturing lines that were being transitioned to a new wind blade model during the period.

“We delivered solid operational and financial performance in the third quarter in which we exceeded our Adjusted EBITDA target,” said Steven Lockard, TPI Composites’ President and Chief Executive Officer. “During the third quarter, we expanded an existing multiyear supply agreement with Vestas for two manufacturing lines in our new manufacturing hub in Matamoros, Mexico; we expanded a supply agreement with GE in Mexico with GE agreeing to add two more production lines, transition three of the existing lines and extend the contract by two years; and finally, GE agreed to transition to a larger blade model in our Iowa plant in early 2019. We continue to strengthen our relationships with our customers with the additions of new lines and transitions to larger blade models to continue to drive down the levelized cost of wind energy. On the transportation side of our business, today we are announcing an investment of approximately $11.5 million in 2019 to develop a highly automated pilot manufacturing line to further develop our technology, create defensible product and process IP and to demonstrate our capability to manufacture composite components cost-effectively at automotive volume rates for the electrical vehicle market. So far this year, with the new agreements, amendments and transitions, we have increased our lines under long-term supply agreements by a net of 9 up to 50 and increased our potential revenue under contract by a net of $2.6 billion.”

“Our customers continue to invest with TPI through the addition of new outsourced blade capacity as well as increased transitions, both of which have impacted our near-term profitability but position us well for long-term growth. Our Adjusted EBITDA guidance for 2018 remains the same as we provided during our Q2 earnings call of $65 million to $70 million. For 2019, our guidance for net sales is $1.5 billion to $1.6 billion, up from our original target range of $1.3 billion to $1.5 billion. Our Adjusted EBITDA guidance is $120 million to $130 million, down from our original target range of $140 million to $150 million, primarily due to our updated forecast of eight more lines in transition, all of which relate to the recent GE amendments, and nine more lines in startup during 2019 than our original forecast. We believe these additional investments in increased startups and transitions position us well for our goal of doubling our wind related sales by 2021. We estimate that the startup costs to be incurred during 2018 and 2019 relating to lines under supply agreements signed as of today provide additional potential revenue under contract of approximately $3.8 billion over the terms of those contracts while the estimated transition costs to be incurred during 2018 and 2019 related to lines under supply agreements signed as of today are expected to provide incremental potential revenue of approximately $500 million. For 2020, we are preliminarily targeting net sales in the range of $1.7 billion to $1.9 billion and Adjusted EBITDA of approximately 10% or a range of $170 million to $190 million,” concluded Mr. Lockard.

Third Quarter 2018 Financial Results
Net sales for the quarter increased by $1.5 million or 0.6% to $255.0 million compared to $253.5 million in the same period in 2017. Total billings decreased by $15.7 million or 6.1% to $240.7 million for the three months ended September 30, 2018 compared to $256.4 million in the same period in 2017. Net sales of wind blades were $234.9 million for the quarter as compared to $238.1 million in the same period in 2017. The decrease was primarily driven by a 19.1% decrease in the number of wind blades produced during the three months ended September 30, 2018 compared to the same period in 2017, primarily as a result of the increase in lines in transition, the lost volume from two contracts that expired at the end of 2017, a delayed customer startup and by foreign currency fluctuations. This was partially offset by higher average sales prices due to the mix of wind blade models produced during the three months ended September 30, 2018 compared to the same period in 2017. The impact of the fluctuating U.S. dollar against the Euro at our Turkey operations and the Chinese Renminbi at our China operations on consolidated net sales and total billings for the three months ended September 30, 2018 was a net decrease of 1.1% and 1.2%, respectively, as compared to the same period in 2017.

Total cost of goods sold for the quarter was $238.0 million and included $19.0 million related to startup costs in our new plants in Turkey, Mexico and Iowa, the startup costs related to a new customer in Taicang, China and transition costs of $2.4 million related to the six lines in transition during the quarter. This compares to total cost of goods sold of $223.2 million for the same period in 2017, which included $12.4 million related to startup costs in our new plants in Turkey and Mexico and the startup of a new wind blade models for certain customers in Turkey and Dafeng, China. Cost of goods sold as a percentage of net sales increased by five percentage points during the three months ended September 30, 2018 as compared to the same period in 2017, largely driven by the increase in startup and transition costs, partially offset by foreign currency fluctuations and the impact of savings in raw material costs and operational efficiencies. The impact of the fluctuating U.S. dollar against the Euro, Turkish Lira, Chinese Renminbi and Mexican Peso decreased consolidated cost of goods sold by 5.1% for the quarter as compared to the same period in 2017.

General and administrative expenses for the three months ended September 30, 2018 totaled $9.8 million, up from $9.3 million for the same period in 2017. As a percentage of net sales, general and administrative expenses were 3.8% for the three months ended September 30, 2018, up slightly from 3.7% in the same period in 2017.

Net income for the quarter was $9.5 million as compared to $21.7 million in the same period in 2017. The decrease was primarily due to the reasons set forth above partially offset by the release of the valuation allowance against certain tax attributes. Diluted earnings per share was $0.26 for the three months ended September 30, 2018, compared to $0.62 for the three months ended September 30, 2017.

EBITDA for the quarter decreased to $7.4 million, compared to $26.8 million during the same period in 2017. EBITDA margin decreased to 2.9% compared to 10.6% in the same period in 2017. Adjusted EBITDA for the quarter decreased to $17.6 million compared to $27.9 million during the same period in 2017. Adjusted EBITDA margin decreased to 6.9% compared to 11.0% during the same period in 2017. The decline was driven primarily by the increase in startup and transition activity and the resultant lost contribution margin from blade volume lost during the transitions.

Capital expenditures were $8.3 million for the quarter compared to $8.6 million during the same period in 2017. Our capital expenditures have been primarily related to machinery and equipment for new facilities or facility expansions.

We ended the quarter with $110.8 million of cash and cash equivalents and net debt was $22.9 million as compared to net cash of $24.6 million at December 31, 2017 and we generated free cash flow during the quarter of $6.3 million.

2018 Outlook
For 2018, the Company is providing the following guidance:

  Net sales of between $1.0 billion and $1.05 billion
  Total billings of between $1.0 billion and $1.05 billion
  Adjusted EBITDA of between $65 million and $70 million
  Fully diluted earnings per share of between $0.32 and $0.39
  Sets invoiced of between 2,420 and 2,440
  Average sales price per blade of between $125,000 and $130,000
  Estimated megawatts of sets delivered of approximately 6,800
  Dedicated manufacturing lines at year end to be between 51 and 55
  Manufacturing lines installed at year end to be 43
  Manufacturing lines in startup during the year to be 17
  Manufacturing lines in transition during the year to be 15
  Startup and transition cost of between $74 million and $75 million
  Capital expenditures to be between $85 million and $90 million (approx. 85% growth related)
  Depreciation and amortization of between $26.5 million and $27 million
  Interest expense of between $14 million and $14.5 million
  Share-based compensation expense of between $9 million and $9.25 million

2019 Guidance
For 2019, the Company is providing the following guidance:

  Net sales and total billings of between $1.5 billion and $1.6 billion
  Adjusted EBITDA of between $120 million and $130 million
  Fully diluted earnings per share of between $1.24 and $1.35
  Sets invoiced of between 3,300 and 3,500
  Average sales price per blade of between $135,000 and $140,000
  Estimated megawatts of sets delivered of approximately 9,800 to 10,400
  Dedicated manufacturing lines at year end to be between 62 and 65
  Manufacturing lines installed at year end to be 50 to 52
  Manufacturing lines in startup during the year to be 15
  Manufacturing lines in transition during the year to be 10
  Line utilization (based on lines under contract as of December 31, 2018) of between 86% and 88%
  Startup costs of between $30 million and $33 million
  Transition costs of between $22 million and $25 million
  Capital expenditures to be between $95 million and $100 million (approx. 85% growth related)
  Effective tax rate to be between 20% and 25%
  Depreciation and amortization of between $40 million and $45 million
  Interest expense of between $12 million and $13 million
  Share-based compensation expense of between $9.5 million and $10 million

2020 Outlook
For 2020, the Company is providing the following targets:

  Net sales and total billings of between $1.7 billion and $1.9 billion
  Adjusted EBITDA of between $170 million and $190 million

Conference Call and Webcast Information
TPI Composites will host an investor conference call this afternoon, Wednesday, November 7, 2018 at 5:00pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13683863. The replay will be available until November 14, 2018. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.
TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading global manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., Mexico, China and Turkey.

Forward-Looking Statements
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including total billings, EBITDA, adjusted EBITDA, net cash/debt and free cash flow. We define total billings as total amounts billed from products and services that we are entitled to payment and have billed under the terms of our long-term supply agreements or other contractual arrangements. We define EBITDA as net income plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus share-based compensation expense plus or minus any gains or losses from foreign currency transactions. We define net cash/debt as the total principal amount of debt outstanding less unrestricted cash and cash equivalents. We define free cash flow as net cash flow generated from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures as well as our Investor Presentation which can be found in the Presentations section at www.tpicomposites.com.

Investor Relations
480-315-8742
investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2018	2017	2018	2017

Net sales	$254,976	$253,498	$739,567	$701,695
Cost of sales	216,594	210,840	625,817	592,495
Startup and transition costs	21,415	12,352	53,474	29,051
Total cost of goods sold	238,009	223,192	679,291	621,546
Gross profit	16,967	30,306	60,276	80,149
General and administrative expenses	9,756	9,315	31,908	28,373
Income from operations	7,211	20,991	28,368	51,776
Other income (expense):
Interest income	45	48	129	78
Interest expense	(2,323)	(3,254)	(8,376)	(9,215)
Loss on extinguishment of debt	-	-	(3,397)	-
Realized gain (loss) on foreign currency remeasurement	(8,181)	39	(12,957)	(2,575)
Miscellaneous income	2,511	390	4,003	968
Total other expense	(7,948)	(2,777)	(20,598)	(10,744)
Income (loss) before income taxes	(737)	18,214	7,770	41,032
Income tax benefit (provision)	10,269	3,523	6,357	(4,505)
Net income	$9,532	$21,737	$14,127	$36,527

Weighted-average common shares outstanding:
Basic	34,419	33,891	34,212	33,789
Diluted	36,282	35,015	35,946	34,748

Net income per common share:
Basic	$0.28	$0.64	$0.41	$1.08
Diluted	$0.26	$0.62	$0.39	$1.05

Non-GAAP Measures (unaudited):
Total billings	$240,699	$256,404	$701,755	$698,833
EBITDA	$7,419	$26,847	$38,494	$64,312
Adjusted EBITDA	$17,572	$27,851	$58,422	$71,681

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	September 30,	December 31,
(in thousands)	2018	2017
Current assets:
Cash and cash equivalents	$110,838	$148,113
Restricted cash	2,845	3,849
Accounts receivable	117,066	121,576
Contract assets	122,265	105,619
Prepaid expenses and other current assets	25,036	27,507
Inventories	7,445	4,112
Total current assets	385,495	410,776
Noncurrent assets:
Property, plant, and equipment, net	150,931	123,480
Other noncurrent assets	38,270	22,306
Total assets	$574,696	$556,562

Current liabilities:
Accounts payable and accrued expenses	$168,039	$167,175
Accrued warranty	32,704	30,419
Current maturities of long-term debt	39,201	35,506
Contract liabilities	8,335	2,763
Total current liabilities	248,279	235,863
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and
current maturities	93,583	85,879
Other noncurrent liabilities	4,284	4,938
Total liabilities	346,146	326,680
Total stockholders' equity	228,550	229,882
Total liabilities and stockholders' equity	$574,696	$556,562

Non-GAAP Measure (unaudited):
Net cash (debt)	$(22,876)	$24,557

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017

Net cash provided by operating activities	$14,660	$17,590	$17,195	$43,460
Net cash used in investing activities	(8,326)	(8,585)	(50,636)	(35,312)
Net cash provided by (used in) financing activities	(11,247)	104	(4,555)	5,026
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	170	141	(283)	305
Cash, cash equivalents and restricted cash, beginning of period	118,901	134,092	152,437	129,863
Cash, cash equivalents and restricted cash, end of period	$114,158	$143,342	$114,158	$143,342

Non-GAAP Measure (unaudited):
Free cash flow	$6,334	$9,005	$(33,441)	$8,148

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

Total billings is reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Net sales	$254,976	$253,498	$739,567	$701,695
Change in contract assets	(1,434)	2,895	(24,526)	(827)
Foreign exchange impact	(12,843)	11	(13,286)	(2,035)
Total billings	$240,699	$256,404	$701,755	$698,833

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017

Net income	$9,532	$21,737	$14,127	$36,527
Adjustments:
Depreciation and amortization	5,878	5,427	19,080	14,143
Interest expense (net of interest income)	2,278	3,206	8,247	9,137
Loss on extinguishment of debt	-	-	3,397	-
Income tax provision (benefit)	(10,269)	(3,523)	(6,357)	4,505
EBITDA	7,419	26,847	38,494	64,312
Share-based compensation expense	1,972	1,043	6,971	4,794
Realized loss (gain) on foreign currency remeasurement	8,181	(39)	12,957	2,575
Adjusted EBITDA	$17,572	$27,851	$58,422	$71,681

Free cash flow is reconciled as follows:	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2018	2017	2018	2017
Net cash provided by operating activities	$14,660	$17,590	$17,195	$43,460
Capital expenditures	(8,326)	(8,585)	(50,636)	(35,312)
Free cash flow	$6,334	$9,005	$(33,441)	$8,148

Net cash (debt) is reconciled as follows:	September 30,	December 31,
(in thousands)	2018	2017
Cash and cash equivalents	$110,838	$148,113
Less total debt, net of debt issuance costs	(132,784)	(121,385)
Less debt issuance costs	(930)	(2,171)
Net cash (debt)	$(22,876)	$24,557